Exhibit 99.1


       McDermott reports First Quarter 2007 Results; Net Income of $158.1 million, $1.38 per fully diluted share

   Offshore Oil & Gas Construction Segment has outstanding quarter, led by international operations

  Government Operations & Power Generation achieved strong operating income growth


   HOUSTON--(BUSINESS WIRE)--May 7, 2007--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported net income of $158.1 million, or $1.38 per diluted share, for the 2007 first quarter, compared to net income of $55.3 million, or $0.49 per diluted share, for the corresponding period in 2006. Weighted average common shares outstanding on a fully diluted basis were approximately
114.2 million and 113.0 million for the quarters ended March 31, 2007 and March 31, 2006, respectively. For the 2006 quarter, McDermott's common shares outstanding and earnings per share are adjusted to reflect the 3-for-2 stock split effected in May 2006.

   McDermott's revenues in the first quarter of 2007 were $1,363.4 million, compared to $644.9 million in the corresponding period in 2006. The increase in revenues is primarily attributable to three months of The Babcock & Wilcox Company's ("B&W") revenues in 2007 first quarter, compared to only one month during the 2006 quarter, as B&W was reconsolidated with the Company in March last year. Additionally, revenues in the Offshore Oil & Gas Construction segment increased 86 percent compared to a year ago due to strong industry demand.

   Operating income was $192.5 million in the 2007 first quarter, compared to $67.7 million in the 2006 first quarter. The improvement in operating income is primarily attributable to a 446 percent increase in segment income in the Offshore Oil & Gas Construction segment. In addition, the Company's other segments, Government Operations and Power Generation Systems, increased segment income by
31.8 percent and 57.8 percent, respectively, while unallocated corporate expenses declined.

   "At McDermott, we generally avoid over-emphasizing any given quarter as our results, and the industry in general, are inherently lumpy. However, the first quarter was truly outstanding for us and is a terrific start to 2007," said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. "During the quarter, the Company experienced near flawless execution of our backlog, we delivered profits ahead of forecast and successfully realized income opportunities while mitigating risks. The combination of these factors with our active workload allowed McDermott to deliver earnings that far surpassed our own expectations."

   At March 31, 2007, McDermott's consolidated backlog was $7.9 billion, compared to $5.9 billion at March 31, 2006 and $7.6 billion at December 31, 2006.

   RESULTS OF OPERATIONS

   2007 First Quarter Compared to 2006 First Quarter

   Offshore Oil & Gas Construction Segment ("J. Ray")

   Revenues in the Offshore Oil & Gas Construction segment were $550.3 million in the 2007 first quarter, compared to $295.4 million for the same period a year ago. The year-over-year increase in revenues resulted primarily from increased activity in the Middle East, Asia Pacific and Caspian regions.

   Segment income for the 2007 first quarter was $121.2 million, compared to $22.2 million in the 2006 first quarter. Each major region contributed to the improvement, led by the increased activities in the Middle East. In addition, project close-outs, change orders and settlements were particularly strong during the first quarter of 2007, with J. Ray realizing approximately $40 million in segment income from these items. In the 2006 first quarter, J. Ray's segment income was reduced by a non-cash impairment of $16.4 million related to accumulated currency translation losses.

   At March 31, 2007, J. Ray's backlog was $4.2 billion, compared to backlog of $2.4 billion and $4.1 billion at March 31, 2006 and December 31, 2006, respectively.

   Power Generation Systems Segment ("B&W")

   Revenues in the Power Generation Systems segment for the first quarter 2007 were $655.4 million, compared to $189.0 million reported in the first quarter of 2006 which included only one month of B&W's financial results. Between February 2000 and February 2006, B&W was deconsolidated from the Company's reported financial statements.

   Segment income for the 2007 first quarter was $43.5 million, compared to $27.6 million in the 2006 first quarter. The improvement in segment income resulted primarily from improved margins in B&W's service and parts business, and increased activity during the 2007 first quarter for new boilers and retrofit projects.

   At March 31, 2007, B&W's backlog was $2.3 billion compared to backlog of $1.9 billion and $2.2 billion at March 31, 2006 and December 31, 2006, respectively. Backlog at March 31, 2007 excludes the amounts associated with three TXU boiler and SCR contracts that B&W continues to fulfill, but the respective amounts will be rebooked should a new buyer or buyers contract for one of more of these units.

   Government Operations Segment ("BWXT")

   Revenues in the Government Operations segment were $161.4 million in the 2007 first quarter, compared to $161.0 million for the same period a year ago.

   Segment income for the 2007 first quarter was $34.8 million, compared to $26.4 million in the 2006 first quarter. The improvement was primarily due to increased activity and higher margins from the manufacture of nuclear components for certain U.S. Government programs, including the recognition of savings associated with the previously announced completion of a multi-award agreement with the Department of Energy.

   At March 31, 2007, BWXT's backlog was $1.5 billion, compared to backlog of $1.6 billion and $1.3 billion at March 31, 2006 and December 31, 2006, respectively.

   Corporate

   Unallocated corporate expenses were $6.9 million in the 2007 first quarter, compared to $8.4 million in the 2006 first quarter. The decrease was primarily related to lower stock based compensation expenses.

   Other Income and Expense

   The Company's other expense for the first quarter of 2007 was $1.1 million, compared to other income of $8.9 million in the first quarter of 2006. The year-over-year variance is primarily due to a $13.2 million benefit from tax-related interest adjustments that occurred in the first quarter a year ago, partially offset by a $5.5 million improvement in net interest income/expense compared to the 2006 first quarter due to improved cash and investment balances.

   OTHER INFORMATION

   About the Company

   McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott's customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 20,000 employees.

   Forward-Looking Statements

   In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, and the strength of the outlook for the markets in which we operate. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including, but not limited to, risks that awards and contracts in backlog may not result in the expected revenues and risks that there are adverse changes in those markets. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2006.

   Conference Call to Discuss 2007 First Quarter Earnings Release

   Date: Tuesday, May 8, 2007, at 9:30 a.m. EST (8:30 a.m. CST)

   Live Webcast: Investor Relations section of Web site at www.mcdermott.com

   Replay: Available for two weeks in the investor relations section of www.mcdermott.com



                    McDERMOTT INTERNATIONAL, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                 Three Months Ended
                                                      March 31,
                                                  2007        2006
                                               ----------- -----------
                                                     (Unaudited)
                                               (In thousands, except
                                                  per share amounts)

Revenues                                       $1,363,430    $644,907
----------------------------------------------------------------------

Costs and Expenses:
  Cost of operations                            1,082,066     501,726
  (Gains) Losses on asset disposals and
   impairments - net                               (1,635)     16,006
  Selling, general and administrative expenses     97,762      66,994
----------------------------------------------------------------------
                                                1,178,193     584,726
----------------------------------------------------------------------

Equity in Income of Investees                       7,241       7,547
----------------------------------------------------------------------

Operating Income                                  192,478      67,728
----------------------------------------------------------------------

Other Income (Expense):
  Interest income                                  12,318       7,535
  Interest expense                                 (9,589)    (10,303)
  IRS interest expense adjustment                       -      13,210
  Other expense - net                              (3,870)     (1,561)
----------------------------------------------------------------------
                                                   (1,141)      8,881
----------------------------------------------------------------------

Income from Continuing Operations before
 Provision for Income Taxes                       191,337      76,609

Provision for Income Taxes                         33,276      20,394
----------------------------------------------------------------------

Income from Continuing Operations                 158,061      56,215

Loss from Discontinued Operations                       -        (892)
----------------------------------------------------------------------

Net Income                                       $158,061     $55,323
----------------------------------------------------------------------

Earnings per Common Share:
  Basic:
     Income from Continuing Operations              $1.43       $0.53
     Loss from Discontinued Operations                 $-      $(0.01)
     Net Income                                     $1.43       $0.52
  Diluted:
     Income from Continuing Operations              $1.38       $0.50
     Loss from Discontinued Operations                 $-      $(0.01)
     Net Income                                     $1.38       $0.49
----------------------------------------------------------------------




                    McDERMOTT INTERNATIONAL, INC.
                     SELECTED SEGMENT INFORMATION

                                                Three Months Ended
                                                     March 31,
                                                2007         2006
                                             ------------ ------------
                                             (Unaudited; In thousands)

REVENUES
  Offshore Oil and Gas Construction             $550,269     $295,439
  Government Operations                          161,399      160,999
  Power Generation Systems                       655,414      189,023
  Adjustments and Eliminations                    (3,652)        (554)
----------------------------------------------------------------------
     TOTAL                                    $1,363,430     $644,907
----------------------------------------------------------------------

SEGMENT INCOME (LOSS)
  Offshore Oil and Gas Construction              121,203       22,183
  Government Operations                           34,755       26,365
  Power Generation Systems                        43,464       27,552
----------------------------------------------------------------------
                                                 199,422       76,100
  Corporate                                       (6,944)      (8,372)
----------------------------------------------------------------------
     TOTAL                                      $192,478      $67,728
----------------------------------------------------------------------

EQUITY IN INCOME (LOSS) FROM INVESTEES(1)
  Offshore Oil and Gas Construction                $(813)       $(666)
  Government Operations                            6,473        6,453
  Power Generation Systems                         1,581        1,760
----------------------------------------------------------------------
     TOTAL                                        $7,241       $7,547
----------------------------------------------------------------------

DEPRECIATION & AMORTIZATION(1)
  Offshore Oil and Gas Construction               $7,304       $6,392
  Government Operations                            3,700        3,233
  Power Generation Systems                         5,213        1,679
  Corporate                                          321          390
----------------------------------------------------------------------
     TOTAL                                       $16,538      $11,694
----------------------------------------------------------------------

CAPITAL EXPENDITURES
  Offshore Oil and Gas Construction              $34,424      $20,659
  Government Operations                            2,560        4,130
  Power Generation Systems                        11,186        1,855
  Corporate                                           31        2,393
----------------------------------------------------------------------
     TOTAL                                       $48,201      $29,037
----------------------------------------------------------------------

BACKLOG
  Offshore Oil and Gas Construction           $4,208,217   $2,383,833
  Government Operations                        1,456,593    1,640,793
  Power Generation Systems                     2,260,520    1,909,592
----------------------------------------------------------------------
     TOTAL                                    $7,925,330   $5,934,218
----------------------------------------------------------------------

(1) Included in Segment Income (Loss) above.




                    McDERMOTT INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS


                                ASSETS

                                              March 31,   December 31,
                                                2007         2006
                                             ------------ ------------
                                             (Unaudited)
                                                  (In thousands)
Current Assets:
  Cash and cash equivalents                     $685,054     $600,843
  Restricted cash and cash equivalents           114,560      106,674
  Investments                                    120,575      172,171
  Accounts receivable - trade, net               812,037      668,310
  Accounts and notes receivable -
   unconsolidated affiliates                      30,220       29,825
  Accounts and notes receivable - other           43,524       48,041
  Income taxes receivable                        283,293        9,507
  Contracts in progress                          257,291      230,146
  Inventories                                     85,548       77,769
  Deferred income taxes                          161,846      180,234
  Other current assets                            37,784       29,954
----------------------------------------------------------------------

  Total Current Assets                         2,631,732    2,153,474
----------------------------------------------------------------------

Property, Plant and Equipment                  1,567,657    1,525,187
  Less accumulated depreciation                1,027,708    1,011,693
----------------------------------------------------------------------

  Net Property, Plant and Equipment              539,949      513,494
----------------------------------------------------------------------

Investments                                      119,258      121,914
----------------------------------------------------------------------

Goodwill                                          89,201       89,226
----------------------------------------------------------------------

Deferred Income Taxes                            248,756      260,341
----------------------------------------------------------------------

Long-Term Income Tax Receivable                   26,153      299,786
----------------------------------------------------------------------

Other Assets                                     209,758      195,527
----------------------------------------------------------------------

  TOTAL                                       $3,864,807   $3,633,762
----------------------------------------------------------------------





                 LIABILITIES AND STOCKHOLDERS' EQUITY

                                              March 31,   December 31,
                                                2007         2006
                                             ------------ ------------
                                             (Unaudited)
                                                  (In thousands)
Current Liabilities:
  Notes payable and current maturities of
   long-term debt                               $256,461     $257,492
  Accounts payable                               388,986      407,094
  Accrued employee benefits                      199,193      246,182
  Accrued liabilities - other                    279,936      264,839
  Accrued contract cost                          106,211      110,992
  Advance billings on contracts                1,269,457    1,116,118
  U.S. and foreign income taxes payable           53,669       66,888
----------------------------------------------------------------------

     Total Current Liabilities                 2,553,913    2,469,605
----------------------------------------------------------------------

Long-Term Debt                                    10,904       15,242
----------------------------------------------------------------------

Accumulated Postretirement Benefit
 Obligation                                       98,730      100,316
----------------------------------------------------------------------

Self-Insurance                                    83,378       84,704
----------------------------------------------------------------------

Pension Liability                                352,332      372,504
----------------------------------------------------------------------

Other Liabilities                                154,406      148,290
----------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Equity:
  Common stock, par value $1.00 per share,
   authorized 150,000,000 shares; issued
   114,235,860 at March 31, 2007 and
   113,897,309 at December 31, 2006              114,236      113,897
  Capital in excess of par value               1,229,906    1,214,282
  Accumulated deficit                           (312,791)    (458,886)
  Treasury stock at cost, 3,089,675 shares
   at March 31, 2007 and 3,012,709 at
   December 31, 2006                             (64,616)     (60,581)
  Accumulated other comprehensive loss          (355,591)    (365,611)
----------------------------------------------------------------------

     Total Stockholders' Equity                  611,144      443,101
----------------------------------------------------------------------

     TOTAL                                    $3,864,807   $3,633,762
----------------------------------------------------------------------




                    McDERMOTT INTERNATIONAL, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 Three Months Ended
                                                      March 31,
                                                  2007        2006
                                               ----------- -----------
                                                     (Unaudited)
                                                   (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                       $158,061     $55,323
----------------------------------------------------------------------
  Depreciation and amortization                    16,538      11,694
  Income of investees, less dividends                (319)     (1,399)
  (Gains) losses on asset disposals and
   impairments - net                               (1,635)     16,006
  Provision for deferred taxes                     28,880      70,022
  Excess tax benefits from FAS 123R stock-
   based compensation                              (6,784)     (4,918)
  Other                                             6,164      13,526
  Changes in assets and liabilities, net of
   effects of acquisitions and divestitures:
     Accounts receivable                         (139,263)    142,031
     Income tax receivable                           (153)    (56,365)
     Net contracts in progress and advance
      billings on contracts                       125,833       7,005
     Accounts payable                             (15,937)    (46,901)
     Income taxes                                 (26,807)      6,463
     Accrued and other current liabilities         10,376      (5,238)
     Accrued employee benefits                    (49,267)    (25,264)
     Pension liability                             (7,426)      6,787
     Other, net                                   (23,677)    (47,935)
----------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES          74,584     140,837
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in restricted cash and
 cash equivalents                                  (7,886)     13,672
Purchases of property, plant and equipment        (45,504)    (29,037)
Purchases of available-for-sale securities       (275,709) (5,131,607)
Maturities of available-for-sale securities       238,916   4,984,734
Sales of available-for-sale securities             92,657      68,088
Proceeds from asset disposals                       2,203         874
Cash acquired from the reconsolidation of The
 Babcock & Wilcox Company                               -     164,200
Other                                                 167      (1,732)
----------------------------------------------------------------------
NET CASH PROVIDED BY INVESTING ACTIVITIES           4,844      69,192
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt                              -         592
Payment of long-term debt                          (5,375)     (4,323)
Issuance of common stock                            2,471       9,347
Payment of debt issuance costs                          -         (16)
Excess tax benefits from FAS 123R stock-based
 compensation                                       6,784       4,918
Other                                                   -      (7,519)
----------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES           3,880       2,999
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH              903         140
----------------------------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS          84,211     213,168
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD                                           600,843      19,263
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD       $685,054    $232,431
----------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
  Interest (net of amount capitalized)            $11,594      $5,225
  Income taxes (net of refunds)                   $21,487      $6,937
----------------------------------------------------------------------



    CONTACT: McDermott International, Inc., Houston
             Investor Relations & Corporate Communications:
             Vice President
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com
             or
             Manager
             Robby Bellamy, 281-870-5165
             rbellamy@mcdermott.com